                                                                    Exhibit 10.3


"Pages where confidential treatment has been requested are stamped 'Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission', and the confidential section has been marked in the margin with a star (*)."

                                 REVENUE SHARING
                              OUTPUT LICENSE TERMS



As of February 28, 2000

The following (the "Agreement") sets forth the terms of the license agreement (the "License") between Warner Home Video ("WHV"), a division of Time Warner Entertainment Company, L.P. and Kozmo.com (the "Retailer") for revenue sharing on WHV's Rental Picture output (as defined below).

1 . TERM: Five (5) year period commencing upon the "Street Date" of the first "Rental Picture" (as such terms are defined below) released by WHV on or after May 16, 2000 (subject to change by Retailer upon notice to WHV).

2.   TERRITORY: United States and its territories and possessions only.

3.   DEFINITIONS:

     a. "LICENSED UNITS" shall mean the total number of units (VHS and DVD) licensed to Retailer hereunder.

     b. "MONTH" shall be defined as each calendar Month, and each Month shall end on the last day of such Month.

     c. "PICTURE TERM" means for each Rental Picture the first twelve (12) months following the initial release of a title in either the VHS or DVD format.

     d. "RENTAL PICTURE" means each and every "New Release" on videocassette and DVD of a feature motion picture distributed by WHV in the Territory (subject to any and all approvals required by any third party, including, without limitation, New Line and HBO) of not fewer than seventy (70) minutes in length, provided, however, that product controlled by third parties who do not approve of the terms hereof shall be specifically excluded from Rental Pictures. "New Release" refers to the initial release of a title in either the VHS or DVD format. WHV reserves its right, upon notice to Retailer, prospectively to withdraw any Rental Picture or distributed line from the terms hereof in the event WHV ceases to own or control homevideo distribution in the Territory with respect thereto.

     e. "REVENUE" means all consumer-generated videocassette rental revenue, related extended viewing fees, lost unit fees, and any other fees, and any and all interest accruing thereon per rental transactions, of all Licensed Units, less actual Bad Debt (as defined below), if applicable, and net of any and all Taxes (as defined below). The parties agree that Retailer's calculation of Bad Debt and Taxes shall be subject to review and verification by WHV.

          (i) "BAD DEBT" shall mean, for purposes hereof (A) Retailer's total gross rental revenues (including extended viewing fees) relating to WHV Rental Picture product multiplied by (B) the quotient of
               (x) actual net write-offs by Retailer on an annual basis divided by (y) Retailer's total gross rental revenues (including extended viewing fees) chain-wide, provided that in no event shall Retailer's Bad Debt exceed 10% of Retailer's total gross rental revenues relating to WHV Rental Picture product.

          (ii) "TAXES" shall mean any and all sales, excise, value added or other taxes which meet the following qualifications: (A) the taxes are separately stated, (B) the taxes are required by law to be collected from Retailer's customers, and (C) the taxes are actually paid by Retailer to taxing authorities.

     f. "STREET DATE" means the first day retailers are permitted by WHV to make a title available for rental to consumers or, for purposes hereof, in the case of DVD product, the first day Retailers are permitted to make a title available to consumers.

     g. "TURN" shall mean one (1) actual rental transaction generated by a Licensed Unit. The parties acknowledge and agree that invoicing and/or payment of extended viewing fees, lost unit fees or other similar fees shall be considered a part of the Turn with which it is associated and shall not be considered a separate transaction or Turn.

4.   LICENSED RIGHTS:

     a. HOMEVIDEO DISTRIBUTION LICENSE: WHV licenses to Retailer on a limited and non-exclusive basis homevideo distribution rights to the Rental Pictures in VHS and DVD formats only for rental only in the retail market in the Territory during the Term, subject to the terms hereunder and subject to Retailer's agreement to accept all Rental Pictures offered by WHV pursuant to the terms hereunder and to acquire sufficient quantities of such Rental Pictures to support the marketing efforts of WHV and Retailer contemplated hereby, subject to Paragraph 5(a) below.

     b. CREDIT APPROVAL: WHV and Retailer agree that this License is and shall during the Term be conditioned upon and subject to (i) Retailer's credit approval by WHV or its designee and (ii) maintenance of such level of credit worthiness during the Term, which level may be evaluated periodically by WHV or its designee at any time during the Term.

     c. RESERVATION OF TITLE: Legal title to, and risk of loss of, the Licensed Units hereunder shall remain vested in WHV, subject to disposition of Licensed Units pursuant to

          Paragraph 8 below. Retailer shall not permit any encumbrance to attach to any Licensed Units delivered pursuant to this Agreement.

     d. LIMITATIONS ON BUNDLING: In the event Retailer elects to bundle Rental Pictures with any other of Retailer's products, the effective retail price of the Rental Picture(s) shall be proportionate to the effective rental and/or retail price of each of the other products in the bundle, subject to WHV's minimum Revenue Share, pursuant to Paragraph 6.a. below.

5.   INITIAL PAYMENT TO WHV:

     a. INITIAL PAYMENT: For each Rental Picture licensed hereunder, Retailer shall advance to WHV a non-refundable aggregate amount (the "Initial Payment") as follows:

*         (i)  MUTUAL DETERMINATION: [***] per Licensed Unit, with WHV and
               Retailer mutually determining the number of Licensed Units per Rental Picture and WHV's decision final; or

*         (ii) RETAILER'S DETERMINATION: [***] per Licensed Unit, with Retailer unilaterally determining the number of Licensed Units per Rental Picture.

     b. PAYMENT TERMS. For each Rental Picture, if applicable, the Initial Payment shall be due and payable by Retailer sixty (60) days after Street Date.

     c. RECOUPMENT: Retailer shall recoup each Initial Payment from WHV's Revenue Share on a Rental Picture-by-Rental Picture basis. No Initial Payment or any other amount due or owing on any Rental Picture shall be cross-collateralized with the Initial Payment or any other amount due or owing on any other Rental Picture(s).

6.   REVENUE SHARING:  For each Rental Picture, subject to
     Paragraph 5.c. above, WHV's share of the Revenue shall be calculated as follows:

*    a.   DURING THE PICTURE TERM: During the Picture Term, on an average aggregate basis per Licensed Unit per Turn, WHV's Revenue Share shall equal the greater of (i) [***] of Revenue or (ii) U.S.$[***] which is net of Bad Debt and Taxes as defined in Paragraph 3.e. above.

     b. POST-PICTURE TERM: After the Picture Term, Retailer retains all revenue.

---------
* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

7.   STATEMENTS AND PAYMENTS:

     a. STATEMENTS: On a Monthly basis, within ten (10) business days after the Month, for each Rental Picture, Retailer shall provide to WHV, in the formats reasonably requested and as periodically amended by WHV, a statement (the "Statement") which reflects the rental and related activities for such Month, including, without limitation, Initial Payment, WHV's Revenue Share, (as defined below in Paragraph 8) and actual Bad Debt.

     b. PAYMENTS: For each Rental Picture, to the extent any amounts are due pursuant to the Statements, such amounts shall be due and payable within ten (10) business days following Month-end.

8. DISPOSITION OF LICENSED UNITS AFTER PICTURE TERM:

     a.   NO SALES:  Retailer shall not sell any Licensed Units.

     b. TREATMENT OF LICENSED UNITS AFTER PICTURE TERM: For each Rental Picture, at the expiration of the Picture Term, Retailer, upon written notice to WHV by the expiration of the Picture Term, may elect to keep some or all of the Licensed Units for purposes of renting such units to consumers for up to two (2) additional years (the "Additional Period"). At the end of the Additional Period, or in the event Retailer does not elect to retain some or all Licensed Units for all or part of the Additional Period, WHV, at its option, shall instruct Retailer to return or destroy such Licensed Units, subject to Paragraph 8.c. below.

*    c.   RETAILER'S RENTAL INVENTORY: For each Rental Picture, Retailer may elect to keep up to [***] of the Licensed Units, per format, for rental inventory ("Rental Inventory).

*    d.   RENTAL INVENTORY PAYMENT: For each Licensed Unit retained as "Rental
          Inventory" within ten (10) business days after the end of the Additional Period (or if there is no Additional Period, at the end of the Picture Term), Retailer shall pay to WHV the non-recoupable sum of $[***] per unit.

     e. EFFECT OF NON-COMPLIANCE: The parties agree that failure by Retailer to comply with this Paragraph 8 shall constitute a material breach of this Agreement.

*9. MARKETING/PROMOTION: [***] Retailer agrees that this positioning shall be no worse than the positioning for the video product of any other Studio (as defined below). Both parties agree to review Retailer's marketing/promotion of WHV's product on an on-going basis during the Term.

*10. ADVERTISING SUPPORT: WHV shall provide advertising support funds to Retailer [***] on a by-Rental Picture basis, with media to be pre-approved by WHV. [***]

---------
* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

11. DELIVERY: WHV, at its cost, shall use its good faith reasonable efforts to deliver product to a distribution center designated by Retailer not less than ten (10) business days prior to Street Date for each Rental Picture, subject to timely placement of purchase orders by Retailer (i.e., by standard order due date).

12. INFORMATION TO BE PROVIDED BY RETAILER: To the extent reasonably available to Retailer and with respect to WHV product only, Retailer agrees to provide the following information to WHV at Retailer's expense:

     a. REVENUE SHARE REPORTING: On a weekly basis, no later than Tuesday morning for activity through the previous Sunday, Retailer shall deliver to WHV, via EDI or hard copy as reasonably requested by WHV, reports detailing the number of copies, the number of rental transactions and gross revenues per Rental Picture, in each instance, by format, by warehouse, provided that for the first ninety (90) days of the Term, the parties will work together to establish an appropriate reporting system for Retailer.

     b. OTHER INFORMATION: Retailer and WHV shall mutually agree on other information, reporting formats and/or tracking or information formats and systems to be provided to each other.

13. AUDIT RIGHTS: Upon not less than seven (7) days advance written notice to Retailer, WHV, or its representatives or designees, shall have the right during normal business hours, but not more than one (1) time per year during the Term and all the Picture Terms and one (1) time after the expiration of the Term and all the Picture Terms (but not the Additional Period), to inspect, audit and make extracts of the books and records of Retailer insofar as said books and records relate to the calculation or determination by Retailer of (a) Revenue, (b) WHV's Revenue Share, (c) Bad Debt, and (d) the rights licensed hereunder. Such rights of audit shall continue for a period of one (1) year following the expiration of all Picture Terms, (but not the Additional Period) as provided for under this Agreement. For purposes of clarification, there shall be no more than one
     (1) audit per year during the auditable period. The parties agree that Retailer shall have the right reasonably to approve independent auditors hired by WHV to conduct an audit, provided that the internal auditors of WHV and/or Time Warner and the accounting firm of Ernst & Young or WHV's then existing auditors shall be deemed pre-approved for any and all audits conducted pursuant hereto.

14. SELL-THROUGH PRODUCT: WHV agrees to offer sell-through product (including catalog) to Retailer at WHV's best cost price for Retailer's category.

15. EQUITY POSITION: In partial consideration for the rights granted hereunder, Retailer agrees to give WHV or its designee $10 million in Retailer's Series F Convertible Preferred.

     Stock ("Stock") to be issued in its private placement. The parties agree to execute and deliver any and all documentation required to effect such stock conveyance.

16. CONFIDENTIALITY: Each of WHV and Retailer acknowledges that (i) the terms and conditions of this Agreement, and (ii) all information and data (including, without limitation, rental and revenue forecasts, projections and estimates and actual results, in whatever form or medium) (collectively, the "Confidential Information") provided by each party to the other under this Agreement are highly proprietary and confidential. Each of WHV and Retailer agrees that it shall not use Confidential Information (other than in connection with the performance of its obligations under this Agreement or the exercise of its rights under this Agreement) or disclose Confidential Information to any person (other than its officers, employees, agents, representatives and licensors and licensees on a need-to-know basis only and who agree to be bound by the confidentiality obligations hereunder) or unless compelled by subpoena or court order or state or federal securities laws to disclose any such Confidential Information. This Paragraph 16 shall survive expiration or earlier termination of this Agreement.

17.  INDEMNIFICATION:

     a. INDEMNIFICATION BY RETAILER: Except as otherwise provided in Paragraph 17.b. below, Retailer shall defend, indemnify and hold WHV, its parent company, their affiliates and subsidiaries, and the officers, directors, agents and employees of each, free and harmless from all suits, claims, demands and other liabilities and expenses (including reasonable attorneys' fees) (each, a "Claim") which may arise directly or indirectly out of or by reason of (i) the unauthorized use by Retailer of any patented invention, or of any copyrighted material provided by WHV, (ii) a Claim from a customer arising out of Retailer's rental or retail practices or course of dealing with respect to such customer, and/or (iii) a breach or violation of this Agreement or any obligation, covenant, representation or warranty made hereunder by Retailer.

     b. INDEMNIFICATION BY WHV: Except as otherwise provided in Paragraph 17.a. above, WHV shall defend, indemnify and hold Retailer, its parent company, their affiliates, subsidiaries, and franchisees, and the officers, directors, agents, and employees of each, free and harmless from all Claims (including reasonable attorneys' fees) which may arise directly or indirectly out of or by reason of (i) copyright or trademark infringement by, or other third party Claim against, WHV or Retailer with respect to the content of any Rental Picture, provided such Claim or infringement is not the result of the negligence of Retailer or any employee or agent of Retailer, (ii) a physical defect in any Licensed Unit provided to Retailer hereunder by WHV, provided such defect was not caused by the negligence of Retailer or any employee or agent of Retailer, and/or (iii) a breach or violation of this Agreement or any obligation, covenant, representation or warranty made hereunder by WHV.

18.  REMEDIES:

     a. GENERAL: Each of WHV and Retailer acknowledge and agree that a material breach by either party of any of its obligations under this Agreement, gives the other party the right to terminate this Agreement upon thirty (30) days prior written notice; provided that in the event the breaching party cures such breach within the notice period, the termination notice shall be void with respect to such cured breach only. Retailer waives any rights to seek injunctive relief with respect to the sale, license and/or other distribution of any Rental Picture, provided that Retailer does not waive any right it may have to seek specific performance under this Agreement with respect to any Rental Picture being distributed by WHV in the rental retail marketplace. The termination of this Agreement shall not relieve the parties of any obligations incurred prior to such termination.

*    b.   LIQUIDATED DAMAGES: In the event of termination by Retailer due to a material breach by WHV of any of its obligations under this Agreement, WHV shall pay Retailer liquidated damages [***]. At WHV's option, in lieu of paying liquidated damages to Retailer pursuant to the foregoing and subject to applicable securities laws and regulations, WHV may convey back to Retailer for no consideration that number of shares of Stock [***]. The parties agree that in the event of liquidated damages or reconveyance of Stock hereunder, the number of shares shall be adjusted as appropriate to reflect conversion and/or reverse splits of such shares. Nothing contained in this paragraph 18.b. shall preclude Retailer from seeking other remedies as permitted under this Agreement.

19.  REPRESENTATIONS AND WARRANTIES:

     a.    REPRESENTATIONS AND WARRANTIES OF RETAILER:

          (i) AUTHORITY: Retailer hereby agrees, warrants and represents that Retailer has full authority, capacity and ability to execute this Agreement and to perform all of its obligations hereunder.

*         (ii) [***]

     b. REPRESENTATIONS AND WARRANTIES OF WHV: WHV hereby agrees, warrants and represents that WHV has full authority, capacity, ability and right to execute this Agreement, to perform all of its obligations hereunder and to license the rights to Retailer hereunder pursuant to Paragraph 4 above.

---------
* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

20.  MISCELLANEOUS:

     a. AMENDMENT AND WAIVER: Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against any party unless such modification, amendment or waiver is approved in writing by both Retailer and WHV. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     b. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     c. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     d.   ASSIGNMENT:

          (i) RETAILER ASSIGNMENT: This Letter Agreement shall not be assigned by Retailer without the prior written consent of WHV, which consent shall not be unreasonably withheld or delayed, provided that WHV has the right not to approve an assignment in the event of a sale of Retailer to a Studio (as defined below) or to a Third Party Retailer (as defined below).

          (ii) WHV ASSIGNMENT: This Letter Agreement shall not be assigned by WHV without the prior written consent of Retailer, except to any corporation or entity which controls, is controlled by, or under common control with WHV.

         (iii) PURCHASE OF RETAILER BY A STUDIO OR THIRD PARTY RETAILER.

               (A) PURCHASE BY STUDIO: In the event a motion picture studio or a company which produces or acquires theatrical or non-theatrical product for release into the homevideo market in VHS, DVD laser disc, and/or other video formats, either directly to retailers or through wholesalers (for purposes hereof, in each instance, a "Studio") enters into an agreement to acquire Retailer, WHV shall be given prompt notice of such agreement and shall have the option to terminate this Agreement immediately upon written notice to Retailer. Promptly following such notice of acquisition agreement, Retailer, in consultation with WHV, shall undertake to provide adequate assurance in writing to WHV that proprietary and confidential information of WHV shall not be disclosed to, or otherwise made accessible to, the management or other employees of such Studio following such acquisition. As used in this Paragraph 20.d.(iii)(A), the term "Studio" shall also include, without limitation, the respective affiliated corporations which control, are controlled by, or are under common control with, any such Studio. The term "control" shall refer to the ownership of at least fifty percent (50%) of the outstanding voting power of the corporation or entity which is subject to such "control".

               (B) PURCHASE BY/OF THIRD PARTY RETAILER: Subject to Paragraph 20.d.(i) above, in the event a third party retailer (a "Third Party Retailer") enters into an agreement to acquire Retailer, or Retailer enters into an agreement to acquire a Third Party Retailer, then WHV and Retailer agree that in such event, the terms of this Agreement shall apply only to Retailer, unless and until WHV approves in writing inclusion of such Third Party Retailer hereunder.

               (C) DEFINITION OF "PURCHASE": For purposes of this Subparagraph 20.d.(iii) the term "Purchase" shall include acquisition, merger and/or other consolidation.

     e. COUNTERPARTS. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

     f. DUE AUTHORIZATION. Each of WHV and Retailer represents and warrants that the officer executing this Agreement has been duly authorized and that this Agreement when executed and delivered shall be valid and binding and enforceable in accordance with its terms.

     g. NOTICES. All notices provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the parties as follows:

          If to Retailer:

          Kozmo.com
          80 Broad Street, 18th Floor
          New York, NY  10004
          Attention:  Yong Kang, President and C.A.O.
          Gerry Burdo, C.F.O.
          Cindy Holland, V.P. Business Development

          with a copy to Alan Sutin, Esq.
          Greenberg and Traurig
          200 Park Ave.
          New York, NY  10166

          If to WHV:

          Warner Home Video
          4000 Warner Boulevard
          Burbank, CA  91522
          Attention: Jim Cardwell, Executive Vice President
                     North American Operations
                     Beth Baier, Senior Vice President, Business
                         and Legal Affairs and General Counsel

     h. GOVERNING LAW. This Agreement and all matters or issues material thereto shall be governed by the laws of the State of California, applicable to contracts performed entirely therein.

     i. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     j. RELATIONSHIP OF PARTIES. Nothing contained herein shall constitute a partnership, joint venture, association or principal and agent relationship or be construed to evidence the intention of the parties to constitute such. Retailer and WHV are independent contractors and neither has any authority to act on the other's behalf or to bind the other in any way.

     k. FORCE MAJEURE. Whenever performance by any party of its obligations under this Agreement, other than any of Retailer's payment obligations hereunder, is substantially prevented by reason of any act of God, strike, lock-out, or other industrial or transportational disturbance, fire, lack of materials, law, regulation or ordinance, war or war conditions, or by reason of any other matter beyond such party's reasonable control, then such performance shall be excused and this Agreement shall be deemed suspended during the continuation of such prevention, and the term shall be extended for a period equal to the time of such suspension.

     l. THIRD PARTIES. None of the provisions of this Agreement is intended for the benefit of or shall be enforceable by any third parties, including creditors of Retailer or WHV.

In WITNESS WHEREOF, this Agreement was executed by the parties on the date first written above.

RETAILER WARNER HOME VIDEO, a division of Time Warner Entertainment Company, L.P. ("WHV")

By: /s/ illegible                       By: /s/ illegible
    ------------------------------          ------------------------------

Its:                                    Its:
     -----------------------------           -----------------------------

Retailer:
          ------------------------










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